UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 13, 2006
CANYON RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11887	84-0800747

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

14142 Denver West Parkway, Suite 250 Golden, Colorado	80401

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (303) 278-8464

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Head
SIGNATURES

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements of Certain Officers.
     On December 13, 2006, the Compensation Committee of our Board of Directors recommended to the Board for approval awards of restricted stock to certain executive and other officers of the Company in lieu of cash bonuses for 2006. On December 13, 2006, the Board approved such restricted stock awards to certain executive officers and key employees in the aggregate amount of 285,000 shares, including 100,000 shares to James K.B. Hesketh, our President and Chief Executive Officer; 75,000 shares to James A. Matlock, our Vice President of Exploration; and 50,000 shares to David P. Suleski, our Vice President and Chief Financial Officer. Fifty percent of each award vested the day after grant (the “initial vesting date”) and 25% will vest on each of the 12 and 24 month anniversaries of the initial vesting date.
     Additionally, on December 13, 2006, the Compensation Committee recommended to the Board for the approval of stock option awards as part of the Company’s long-term incentive compensation program to certain executive officers and key employees. The Board granted stock options in the aggregate amount of 550,000 shares, including 150,000 shares to James K.B. Hesketh, our President and Chief Executive Officer; 100,000 shares to James A. Matlock, our Vice President of Exploration; and 100,000 shares to David P. Suleski, our Vice President and Chief Financial Officer. The stock options have a term of six years from the date of grant and vest over a 36 month period, with 25% percent of each award vesting on the initial vesting date and 25% vesting on each of the 12, 24 and 36 month anniversaries of the initial vesting date.

SIGNATURES
     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANYON RESOURCES CORPORATION

Date: December 19, 2006	By:	/s/ David P. Suleski

David P. Suleski Vice President and Chief Financial Officer

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